As filed with the Securities and Exchange Commission on July 1, 2005

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Astrata Group Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Incorporated in Nevada
(State or other jurisdiction of incorporation or organization)

84-1408762
(I.R.S. Employer Identification No.)

1801 Century Park East, Suite 1830, Los Angeles, CA 90067
(Address of Principal Executive Offices, including ZIP Code)

ASTRATA GROUP 2004 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Martin Euler, Chief Financial Officer
1801 Century Park East, Suite 1830, Los Angeles, CA 90067
(Name, Address and Telephone Number of Agent for Service)
CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF	AMOUNT	MAXIMUM	MAXIMUM	AMOUNT OF
SECURITIES TO BE REGISTERED	TO BE REGISTERED	OFFERING PRICE	AGGREGATE OFFERING PRICE	REGISTRATION FEE
PER SHARE
COMMON STOCK $0.0001 par value	2,400,000	$2.60*	$6,240,000*	$734.45

*
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average high and low prices for the Registrant’s common stock, as quoted on the OTC Bulletin Board on June 28, 2005

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents filed by us with the Commission:

(a)  The description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form 8-A (File No. 000-32475), dated and filed on March 21, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as such description was subsequently amended by the Company's Amended and Restated Articles of Incorporation, attached as Exhibit 3.1b to the Company's Current Report of Form 8-K, as filed August 9, 2004;

(b) Our Annual Report on Form 10-KSB for the year ended February 28, 2005, as filed on June 14, 2005;

(c)  A Current Report on Form 8-K, as filed on June 16, 2005, as amended on June 22, 2005;

(d)  A Current Report on Form 8-K, as filed on June 15, 2005;

(e) A Current Report on Form 8-K, as filed on June 15, 2005;

(f) A Current Report on Form 8-K, as filed on June 13, 2005;

(g) A Current Report on Form 8-K, as filed on June 2, 2005;

(h) A Current Report on Form 8-K, as filed on May 25, 2005;

(i) A Current Report on Form 8-K, as filed on April 28, 2005;

(j) A Current Report on Form 8-K, as filed on April 7, 2005;

(k) A Current Report on Form 8-K, as filed on March 15, 2005; and

(l)  All other reports filed by us pursuant to Sections 13(a) and 15(d) of the Exchange Act.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Our amended and restated articles of incorporation authorize 40,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share. Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present, either in person or by proxy, at a stockholders’ meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive, or preferential rights to subscribe to any unissued stock or any other securities which we may hereafter be authorized to issue. The common stock is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility with we may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder. There are no shares of Preferred Stock issued and outstanding.

As amended on April 27, 2005, our 2004 Equity Incentive Plan (the “Plan”) provides for up to an aggregate of 2,400,000 shares of our Common Stock to be issued as stock awards under the Plan, which number of shares we are registering pursuant to this S-8 Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”), Chapter 78

NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or 78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 provides that authorization is required for discretionary indemnification of directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 (2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred or in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

(a)
Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation

Our Articles of Incorporation, as amended, limit the personal liability of directors and officers from damages for breach of fiduciary duty as a director or officer but such provision does not eliminate or limit the liability of a director or officer for:

(i)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
(ii)	the payments of distributions in violation of NRS 78.300.

Specific provisions relating to the indemnification of our directors and officers are provided for in our By-Laws as specified below.

Bylaws

Article VIII, Section 1 of our By-Laws provides that any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a director, officer, or employee of ours, or of any corporation which he, the testator, or intestate served as such at our request, shall be indemnified by us against expenses reasonably incurred by him or imposed on him in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, director or employee was liable to us, or to such other corporation, for negligence or misconduct in the performance of his duty.

Our By-Laws further provide that determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-Laws, or by any of the following procedures: (a) order of the Court or administrative body or agency having jurisdiction of the action, suit, or proceeding; (b) resolution adopted by a majority of a quorum of our Board of Directors without counting in such majority any directors who have incurred expenses in connection with such action, suit or proceeding; (c) if there is no quorum of directors who have not incurred expenses in connection with such action, suit or proceeding, then by resolution adopted by a majority of the committee of stockholders and directors who have not incurred such expenses appointed by the Board of Directors; (d) resolution adopted by a majority of a quorum of the directors entitled to vote at any meeting; or (e) Order of any Court having jurisdiction over us. Additionally, our By-Laws provide that such right of indemnification shall not be exclusive of any other right which our directors, officers, and employees and the other persons above mentioned may have or hereafter acquire, including their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under article VIII, section 1 of our By-Laws. The provisions of article VIII, section 1 of our By-Laws apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a director, officer or employee.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

*5.1	Opinion of Bryan Cave LLP regarding the validity of the securities being registered

*23.1	Consent of Squar, Milner, Reehl & Williamson, LLP

*23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on the signature page of this Registration Statement)

*99.1	Astrata Corporation 2004 Equity Incentive Plan

* Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 30, 2005.

ASTRATA GROUP INCORPORATED

By:	/s/ Trevor Venter
Name: Trevor Venter
Title: Chief Executive Officer

By:	/s/ Martin Euler
Name: Martin Euler
Title: Chief Financial Officer and Secretary

Each person whose signature appears below hereby constitutes and appoints Trevor Venter and Martin Euler, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Trevor Venter	Dated: June 30, 2005
Name: Trevor Venter
Title: Chief Executive Officer
(Principal Executive Officer)

By: /s/ Martin Euler	Dated: June 30, 2005
Name: Martin Euler
Title: Chief Financial Officer, Secretary and Director
(Principal Accounting Officer)

By: /s/ Anthony Harrison	Dated: June 30, 2005
Name: Anthony Harrison
Title: Chairman of the Board

By: /s/ Anthony J.A. Bryan	Dated: June 30, 2005
Name: Anthony J.A. Bryan
Title: Director

By:
Name: Paul Barril
Title: Director

By:
Name: Stefanie Powers
Title: Director

EXHIBIT INDEX

Exhibit
Number	Description

*5.1	Opinion of Bryan Cave LLP regarding the validity of the securities being registered

*23.1	Consent of Squar, Milner, Reehl & Williamson, LLP

*23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on the signature page of this Registration Statement)

*99.1	Astrata Corporation 2004 Equity Incentive Plan

* Filed herewith